October 18, 2004
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have been furnished with a copy of the response to Item 4.01 of Form 8-KA for the event that occurred on September 26, 2004, to be filed by our former client, Provo International, Inc. We agree with the statements made in response to that
Item insofar as they relate to our Firm.

Sincerely,
Hernandez Marron y Cia S.C.

By: Bernardo Soto Penafiel
Partner

cc:      Mr. Stephen J. Cole-Hatchard, Chief Executive Officer
         Mr. Ronald Signore, Audit Committee
         Provo International Inc.
         One Blue Hill Plaza 7 Fl.
         POB 1548
         Pearl River, NY 10965